EXHIBIT (a)(1)(v)

FORM OF EMAIL CONFIRMING RECEIPT OF ELECTION FORM

** THIS EMAIL WAS SENT BY AN AUTOMATED SYSTEM. PLEASE DO NOT REPLY. **

___________,

This is a confirmation of the stock option exchange election you made on _______, _______ __, 2009 at _:__ [AM/PM] (Pacific Daylight Time).

You can revisit the EFI Stock Option Exchange Election Website at any time before Monday, September 28, 2009 9:00 PM (Pacific Daylight Time) to view, modify or withdraw your election. Please click the following URL to access this website.

https://webapps.efi.internal/exchange

If you are unable to click the above URL, you may copy/paste it into your browser.

EFI Option Exchange Administrator